Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness or Bruce Voss	Paul E. Landers, SVP & CFO
(310) 691-7100	(858) 552-7962

QUIDEL REPORTS FIRST QUARTER FINANCIAL RESULTS

Conference Call to Begin at 2:00 p.m. PT/5:00 p.m. ET Today

SAN DIEGO (May 10, 2005) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today announced financial results for the first quarter ended March 31, 2005.

GAAP Results

The Company reported a net loss for the quarter of $17.9 million, or $0.56 per share, as a result of its previously disclosed litigation settlement with Inverness Medical Innovations, Inc. and the resulting income tax expense associated with an increase of its valuation allowance for a portion of its deferred tax assets.  This compares with net earnings of $0.3 million, or $0.01 per share, for the first quarter of 2004.  All periods presented reflect the re-classification of financial results for Quidel’s urinalysis and ultrasonometer businesses to account for these business units as discontinued operations.

Non-GAAP Results

The Company reported adjusted net earnings for the first quarter of 2005 of $1.4 million, or $0.04 per share, compared to adjusted net earnings of $0.8 million, or $0.02 per share, for the first quarter of 2004.  The components of adjusted earnings are discussed below under “Non-GAAP Financial Information.”

First Quarter Revenue Growth and Margin Improvement

For the first quarter of 2005 compared with the first quarter of 2004, total revenues rose 17% to $22.7 million and product sales increased 15% to $21.5 million.  Domestic product sales rose 45% increasing across all major product lines, specifically: U.S. sales of influenza tests rose 65%; U.S. pregnancy test sales rose 60%; U.S. Strep A test sales rose 39% and U.S. sales of all other rapid immunoassay POC increased slightly in the aggregate.

International product sales, which are largely driven by sales in Japan, Germany and Italy, declined 55% as a result of the Company’s decision to tighten its distribution policy to include only those distributors with demonstrated strength in their markets and because of remaining inventory levels in Japan from sales of influenza tests last season.

Comparing the first quarter of 2005 with the first quarter of 2004, gross margins improved to 61% from 52% due to higher product sales, favorable product mix and a decrease in royalties associated with the expiration of a patent Quidel licensed from a third party.  Operating expenses in the first quarter of 2005, excluding the litigation settlement, were $11.9 million, compared with $9.0 million in the first quarter of 2004, primarily as a result of higher research and development costs associated with work on new technologies and ongoing work on the LTF™ (Layered Thin Film) platform, legal fees related to the Company’s intellectual property dispute and increased market research, promotion and advertising costs for key products.

Caren Mason, Quidel’s president and chief executive officer, said, “I am very pleased with the strength of our first quarter revenue and operating performance.  Recently, we have accomplished a great deal, most notably reaching a settlement with Inverness Medical that allows for cross licensing of current and future patents that embody lateral-flow technology.  Importantly, the net effect of this settlement on future operations, when coupled with other developments, will be favorable as the new royalty arrangement will be more than offset by the reduction in legal fees associated with litigation and royalties we will no longer be paying under two other third-party license agreements. And, indeed, our cash position remains strong.  So not only can we report that this settlement will not adversely impact Quidel’s operations on a go forward basis, but we can most importantly look to a future in which we focus our energy on pursuing excellence in every aspect of our business — from researching novel ways to deliver rapid tests with compelling economic benefits to developing programs that strengthen our market-leading brand.”

Liquidity

As of March 31, 2005, cash and cash equivalents totaled $43.9 million, compared with $36.3 million as of December 31, 2004. Of this amount, $17.0 million was paid in the second quarter of 2005 in settlement of the patent litigation.

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring items on adjusted net earnings and adjusted net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.  Among the items in GAAP earnings but excluded from the adjusted net earnings are:  the patent litigation settlement, a resulting increase in the Company’s tax provision due to the impact of the settlement on the Company’s assessment of deferred tax assets, and discontinued operations encompassing its urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes it allows for a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors.   This presentation is not meant to be considered in isolation, or as a substitute for, results prepared in accordance with GAAP.  A reconciliation of certain non-GAAP financial measures to the comparable GAAP measures is included in this release and in the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).  To participate via telephone please call (888) 803-7396 from the U.S. or (706) 634-1052 from outside the U.S.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 6063432.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia.  Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to Follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended March 31,
	2005	2004
	(unaudited)

Net sales	$21,524	$18,723
Research contract, license and royalty income	1,142	603

Total revenues	22,666	19,326

Cost of sales	8,367	9,065
Research and development	3,350	2,497
Sales and marketing	4,289	3,307
General and administrative	3,989	2,811
Patent litigation settlement	17,000	—
Amortization of intangibles	315	383

Total costs and expenses	37,310	18,063

Earnings from operations	(14,644)	1,263

Interest expense	206	225
Interest income	(190)	(81)
Other, net	(5)	8

Total other (income) expense	11	152

Earnings from continuing operations, before income taxes	(14,655)	1,111

Income tax (benefit) expense	3,000	331

Earnings from continuing operations	(17,655)	780

Loss from discontinued operations, net of tax	(196)	(488)

Net earnings (loss)	$(17,851)	$292

Basic earnings (loss) per share:
Continuing operations	$(0.55)	$0.03
Discontinued operations	(0.01)	(0.02)
Net earnings (loss)	(0.56)	0.01

Diluted earnings (loss) per share:
Continuing operations	$(0.55)	$0.02
Discontinued operations	(0.01)	(0.01)
Net earnings (loss)	(0.56)	0.01

Weighted shares used in basic per share calculation	31,906	30,939
Weighted shares used in diluted per share calculation	31,906	32,671

Gross profit as a% of net sales	61%	52%
Research and development as a% of net sales	16%	13%
Sales and marketing as a% of net sales	20%	18%
General and administrative as a% of net sales	19%	15%

Condensed balance sheet data (in thousands):

	3/31/05	12/31/04
	(unaudited)	(audited)
Cash and cash equivalents	$43,893	$36,322
Working capital	36,176	49,769
Total assets	110,256	112,691
Long term obligations	10,582	10,780
Stockholders’ equity	72,672	90,185

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended March 31,
	2005	2004
	(unaudited)

Net earnings (loss) - GAAP	$(17,851)	$292

Add: Patent litigation settlement	17,000	—
Income tax impact of patent litigation settlement	3,000	—
Discontinued operations, net of taxes	196	488
Less: Income tax expense at normalized rate	(915)	—

Adjusted net earnings	$1,430	$780

Basic earnings (loss) per share:
Adjusted net earnings	$0.04	$0.03
Net earnings - GAAP	(0.56)	0.01

Diluted earnings (loss) per share:
Adjusted net earnings	$0.04	$0.02
Net earnings - GAAP	(0.56)	0.01

Weighted shares used in basic per share calculation	31,906	30,939
Weighted shares used in diluted per share calculation	32,223	32,671

###